LEHMAN & EILEN LLP
Mission Bay Office Plaza
20283 State Road 7, Suite 300
Boca Raton, FL 33498
(561) 237-0804

January 3, 2007

The Board of Directors
ValueRich, Inc.
1804 N. Dixie Highway, Suite A
West Palm Beach, Florida 33407

Re: Registration Statement on Form SB-2

Gentlemen:

This opinion is rendered in connection with the filing by ValueRich, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of the Company’s common stock, par value $0.01 (the “Company Shares”). In addition, the Company will grant to the underwriters an option to purchase up to an additional 300,000 shares of the Company’s common stock, par value $0.01 per share (the “Option Shares”). The Company Shares and the Option Shares are hereinafter collectively referred to as the “Shares”.

We have examined such corporate records and document as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with or have reviewed the actions taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.

Based upon the foregoing, we are of the opinion that the Shares when issued and delivered in accordance with the Registration Statement will be duly authorized and validly issued, fully paid and nonassessable under Delaware law as in effect on this date.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference of our firm in the section entitled “Legal Matters.”

Very truly yours,

/s/ Lehman & Eilen LLP Lehman & Eilen LLP